Exhibit 10.21

WAIVER, CONSENT AND FIRST AMENDMENT

TO AMENDED AND RESTATED CREDIT AGREEMENT

This WAIVER, CONSENT AND FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of March 19, 2021 by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), CMI ACQUISITION, LLC, a Delaware limited liability company (“Parent”), and SKYWATER TECHNOLOGY FOUNDRY, INC., a Delaware corporation (“SkyWater”).

WHEREAS, Parent, SkyWater, Agent, and sole Lender are parties to that certain Amended and Restated Credit Agreement dated as of December 28, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrowers are in breach of Section 7(b) of the Credit Agreement as a result of Parent and each Borrower permitting the Leverage Ratio as of January 3, 2021 to be greater than 3.5:1.0, which constitutes an Event of Default under Section 8.2(a) of the Credit Agreement, (the “Existing Event of Default”);

WHEREAS, SkyWater has informed the Agent and Lenders that Parent has formed a wholly-owned Subsidiary, SkyWater Florida, Inc., a Delaware corporation (“Skywater Florida”), and Skywater Florida intends to lease and operate the Center for NeoVation and in connection therewith enter into that certain Technology and Economic Development Agreement dated as of January 25, 2021 (“NeoVation Technology Agreement”) by and between Osceola County and SkyWater Florida and joined for limited purposes by ICAMR, Inc., a Florida nonprofit corporation dba BRIDG and that certain Amended and Restated Center for NeoVation Lease Agreement dated as of January 25, 2021 in the form attached attached to the NeoVation Technology Agreement (“NeoVation Lease”) by and between Osceola County, Florida (“Osceola County”) and SkyWater Florida and Parent intends to enter into that certain Parent Corporation Guarantee in the form attached attached to the NeoVation Technology Agreement (“NeoVation Guaranty”) by Parent in favor of Osceola County;

WHEREAS, SkyWater has requested that Agent and Lenders consent to the Parent guaranteeing the obligations of SkyWater Florida under the NeoVation Lease pursuant to the NeoVation Guaranty;

WHEREAS, the Agent and the undersigned Lenders have agreed to waive the Existing Event of Default, consent to the Parent guaranteeing the obligations of SkyWater Florida under the NeoVation Lease pursuant to the NeoVation Guaranty and to effect such amendments to the Credit Agreement, in each case subject to the terms and provisions hereof.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Waiver. Subject to the satisfaction of the conditions set forth in Section 7 below and in reliance upon the representations and warranties of the Loan Parties set forth in Section 8 below, the undersigned sole Lender, constituting Required Lenders pursuant to the Credit Agreement, hereby waives the Existing Event of Default. This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any other existing or future breach of the Credit Agreement or any of the Loan Documents or of any other covenant or provision of the Credit Agreement or any Loan Document.

3. Consent. Subject to the satisfaction of the conditions set forth in Section 7 below and in reliance upon the representations and warranties of the Loan Parties set forth in Section 8 below, the Agent and the undersigned Lenders hereby consent to the Parent guaranteeing the obligations of SkyWater Florida under the NeoVation Lease pursuant to the NeoVation Guaranty. The consent set forth in this Section 3 shall be effective only in this specific instance and for the specific purpose for which it is given, and shall not entitle any Loan Party to any other or further consent in any similar or other circumstances. The Agent’s and the undersigned Lenders’ consent shall be limited precisely as written and shall not be deemed to be a consent to any future agreement.

4. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 7 below and in reliance upon the representations and warranties of the Loan Parties set forth in Section 8 below, the Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in their appropriate respective alphabetical order:

“Florida Cash Flow Deficit” means for any period the amount by which (i) without duplication, the sum of all operating costs and expenses of Skywater Florida paid in cash during such period, all Unfinanced Capital Expenditures made by Skywater Florida during such period, all Interest Expense of Skywater Florida paid in cash during such period and all required payments of principal of Indebtedness paid in cash by Skywater Florida during such period exceeds (ii) without duplication, the sum of (x) all cash received by Skywater Florida during such period in respect of Transition Funds (as defined in the NeoVation Lease Agreement), under the American Foundries Act and the CHIPS for America Act which became part of the FY21 National Defense Authorization Act, including the proposed new Advanced Packaging National Manufacturing Institute, under Title III of the Defense Production Act, and other governmental grants and (y) cash flow from Skywater Florida’s operations.

“NeoVation Lease” means that certain Amended and Restated Center for NeoVation Lease Agreement dated as of January 25, 2021, in the form attached to the NeoVation Technology Agreement, by and between Osceola County, Florida and SkyWater Florida.

“NeoVation Technology Agreement” means that certain Technology and Economic Development Agreement dated as of January 25, 2021 by and between Osceola County and SkyWater Florida and joined for limited purposes by ICAMR, Inc., a Florida nonprofit corporation dba BRIDG.

“Skywater Florida” means SkyWater Florida, Inc., a Delaware corporation.

(b) The definition of “EBITDA” set forth in Section 1.1 of the Credit Agreement is amended by adding the following at the end thereof:

With respect to any period ending on or prior to April 3, 2022, EBITDA shall be determined excluding Skywater Florida.

(c) The definition of “Extraordinary Receipts” set forth in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“Extraordinary Receipts” means any payments received by any Loan Party not in the ordinary course of business consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party) or any payments made pursuant to any representation and warranty insurance, (iii) any purchase price adjustment received in connection with any Acquisition agreement, and (iv) tax refunds and pension plan reversions; provided, that, payments received by SkyWater Florida in respect of Transition Funds (as defined in the NeoVation Lease Agreement), under the American Foundries Act and the CHIPS for America Act which became part of the FY21 National Defense Authorization Act, including the proposed new Advanced Packaging National Manufacturing Institute, or under Title III of the Defense Production Act, in each case, in connection with the Center for NeoVation (as defined in the NeoVation Lease Agreement) shall not constitute Extraordinary Receipts.

(d) Clauses (c) and (d) of the definition of “Change of Control” set forth in Section 1.1 of the Credit Agreement are amended and restated in their entirety as follows:

(c) the Parent shall cease, directly or indirectly, to own and control, legally and beneficially, all of the Capital Stock of the Company and Skywater Florida; or

(d) the Company shall cease, directly or indirectly, to own and control, legally and beneficially, all of the Capital Stock of each other Loan Party (other than Skywater Florida); or

(e) The definition of “Fixed Charge Coverage Ratio” set forth in Section 1.1 of the Credit Agreement is amended by adding the following at the end thereof:

With respect to any period ending on or prior to April 3, 2022, Fixed Charge Coverage Ratio shall be determined excluding Skywater Florida.

(f) The definition of “Leverage Ratio” set forth in Section 1.1 of the Credit Agreement is amended by adding the following at the end thereof:

With respect to any period ending on or prior to April 3, 2022, Leverage Ratio shall be determined excluding Skywater Florida.

(g) Clause (c) of Section 5.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Month of the Parent, (i) a Consolidated balance sheet of the Parent and its Subsidiaries (other than Skywater Florida) as at the end of each such Fiscal Month, and the related (A) Consolidated statements of income or operations for such Fiscal Month and for the portion of the Fiscal Year then ended and (B) Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, (ii) a balance sheet of Skywater Florida as at the end of each such Fiscal Month, and the related (A) statements of income or operations for such Fiscal Month and for the portion of the Fiscal Year then ended and (B) statements of cash flows for the portion of the Fiscal Year then ended, and (iii) in the case of each Fiscal Month that is the last month of a Fiscal Quarter, consolidating balance sheet of the Parent and its Subsidiaries as at the end of each such Fiscal Month, and the related (A) consolidating statements of income or operations for such Fiscal Month and for the portion of the Fiscal Year then ended and (B) consolidating statements of cash flows for the portion of the Fiscal Year then ended, in each case, all in reasonable detail and certified by a Financial Officer of the Administrative Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries;

(h) Clause (a) of Section 5.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) contemporaneously with the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(c) (or the date on which such delivery is required), a duly completed Compliance Certificate signed by a Financial Officer of the Administrative Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying the calculation of the Fixed Charge Coverage Ratio and, with respect to financial statements for any period ending on or prior to April 3, 2022, the Florida Cash Flow Deficit as of the date of the applicable financial statements, (iii) with respect the financial statements referred to in Section 5.1(a) and Section 5.1(c) (with respect to any Fiscal Month that is the last month of a Fiscal Quarter)

certifying to the calculation of Leverage Ratio as of the date of the applicable financial statements, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent’s most recent audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate (which delivery may, unless the Agent, or a Lender requests executed originals, be by electronic communication including fax or email in .pdf format and shall be deemed to be an original authentic counterpart thereof for all purposes);

(i) Clause (g) of Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(g) (i) easements, rights-of-way, restrictions, encroachments, servitudes, rights of way, licenses, protrusions, site plan agreements, development agreements, contract zoning agreements and other similar encumbrances, rights, agreements and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries and (ii) restrictions and encumbrances under that certain Covenant of Use, Purpose and Ownership dated February 15, 2018 by Osceola County, Florida for the benefit of the United States Department of Commerce, Economic Development Administration recorded in Book 5307 at pages 2739 to 2742 of the Official Records of Osceola County, Florida;

(j) Section 6.3 of the Credit Agreement is hereby amended (i) deleting the word “and” at the end of clause (j) thereof, (ii) re-designating clause (k) thereof as clause (l) and (iii) adding the following new clause (k) immediately prior to the newly designated clause (l):

(k) Indebtedness in respect of the guaranty by Parent of the obligations of SkyWater Florida under the NeoVation Lease pursuant to the that certain Parent Corporation Guarantee in the form attached to the NeoVation Technology Agreement by Parent in favor of the Osceola County, Florida;

(k) The last sentence of Section 6.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

No Loan Party shall enter into a lease of real property after the Closing Date (other than the NeoVation Lease) which is intended to hold Collateral in excess of $1,000,000 without the Agent’s prior written consent.

(l) Section 7 of the Credit Agreement is hereby amended and restated

in its entirety as follows:

7. FINANCIAL COVENANTS.

(a) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, calculated for each 12 month period ending on the first day of any Covenant Testing Period and the last day of each Fiscal Month occurring until the end of any Covenant Testing Period (including the last day thereof), of at least the applicable ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period

0.70:1.0	For the 12 month period ending February 28, 2021

0.70:1.0	For the 12 month period ending April 4, 2021

0.75:1.0	For the 12 month period ending May 2, 2021

0.85:1.0	For the 12 month period ending May 30, 2021

1.10:1.0	For the 12 month period ending each month thereafter

(b) Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date

4.5:1.0	July 4, 2021

3.5:1.0	October 3, 2021

3.0:1.0	January 2, 2022 and the last day of each Fiscal Quarter thereafter

(c) Maximum Skywater Florida Cash Flow Deficit. Have a Florida Cash Flow Deficit of not greater than $3,000,000 calculated at the end of each Fiscal Month through and including April 3, 2022 for the period commencing on January 4, 2021 through and including the last day of such month.

(m) Exhibit C-1 (Compliance Certificate) to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit C attached hereto.

5. Continuing Effect. Except as expressly set forth in Section 2 and Section 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

6. Reaffirmation and Confirmation. Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by the Loan Parties in all respects.

7. Conditions to Effectiveness of Amendment. This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions precedent:

(a) Each party hereto shall have executed and delivered this Amendment to Agent;

(b) The Agent shall have received executed copies of the NeoVation Lease, the NeoVation Technology Agreement and the NeoVation Guaranty, each in form and substance satisfactory to the Agent;

(c) Agent shall have received each of the additional documents, instruments and agreements listed on the closing checklist attached hereto as Exhibit A;

(d) Borrowers shall have paid to Agent the Amendment Fee (as defined below);

(e) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to Agent and its legal counsel; and

(f) No Default or Event of Default (other than the Existing Event of Default) shall have occurred and be continuing.

8. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders, immediately after giving effect to this Amendment:

(a) After giving effect to the limited waiver of the Existing Event of Default set forth in Section 2, all representations and warranties of each Loan Party or its Subsidiaries contained in this Amendment or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) After giving effect to the limited waiver of the Existing Event of Default set forth in Section 2, no Default or Event of Default has occurred and is continuing; and

(c) This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

9. Further Assurances. The Loan Parties shall execute and deliver all agreements, documents and instruments reasonably requested by the Agent, each in form and substance reasonably satisfactory to the Agent, and take all actions as the Agent may reasonably request from time to time, to perfect and maintain the perfection and priority of the security interest in the Collateral held by the Agent and to fully consummate the transactions contemplated under this Amendment and the Credit Agreement, as modified hereby.

10. Miscellaneous.

(a) Amendment Fee. In consideration of entering into this Amendment, Borrowers shall pay to Agent, for the ratable benefit of the Lenders, an amendment fee equal to $100,000 (the “Amendment Fee”), which fee shall be fully earned as of the date hereof and shall be payable and non-refundable on the date hereof.

(b) Covenant. Within five (5) Business Days of the Date hereof (or such later date acceptable to Agent in its sole discretion), Borrowers shall deliver to Agent executed copies of the NeoVation Lease, the NeoVation Guaranty and the other documents identified in items 15, 16, 17 and 18 of Exhibit A attached hereto.

(c) Expenses. Borrowers agree to pay on demand all Lender Group Expenses of Agent in connection with the preparation, negotiation, execution, delivery and administration of this Amendment in accordance with the terms of the Credit Agreement.

(d) Governing Law. This Amendment shall be a contract made under and governed by, and construed in accordance with the internal laws of the State of Illinois.

(e) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic photocopy (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

11. Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known as of the date of this Amendment, both at law and in equity, which each Loan Party, or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWER:	SKYWATER TECHNOLOGY FOUNDRY, INC.,
a Delaware corporation

	By:	/s/ Stephen Manko
Name: Stephen Manko
Title: Chief Financial Officer

PARENT:	CMI ACQUISITION, LLC,
a Delaware limited liability company

	By:	/s/ Stephen Manko
Name: Stephen Manko
Title: Chief Financial Officer

[Signature Page to Waiver, Consent and First Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender

By:	/s/ Darryl Gerads
Name: Darryl Gerads
Title: Vice President

[Signature Page to Waiver, Consent and First Amendment]